Company Contacts:
Medix Resources,  Inc.
John P. Yeros
(303) 741-2074
Gene Martineau
(212) 348-1880


  Medix Resources Prepares for Expansion of its Health Care Internet
                               Business

DENVER, Feb. 17 -- Medix Resources, Inc.(OTC Bulletin Board: MDIX) in preparation for the anticipated rapid growth and expansion of it's subsidiary, Cymedix Lynx, Inc., has retained the services of two outside advisors. Both organizations will be assisting Cymedix in constructing a secure foundation and flexible infrastructure to support and sustain accelerated growth and diversity.

Cymedix Lynx is a healthcare Internet technology company that provides connectivity and E-commerce between physician's offices, industry service providers and health plan insurers. As a result of its unique, proprietary technology, Cymedix has signed and is preparing to implement a previously announced agreement with a national health plan benefit provider The agreement envisions the introduction of the proprietary Cymedix Lynx technology to insurer's national provider network of more than 100,000 physicians.

Medix has retained The Fountainhead Group LLC, a merchant banking firm, to assist in capital raising and strategic partnership exploration for Cymedix. Joel Newman, General Partner of The Fountainhead Group and Medix shareholder, stated "Cymedix combination of unique Internet technology base, E-commerce strategy, and non-physician centric approach to facilitating health care transactions looks like a win for payers, providers and patients. At current valuations, it could potentially be a win for the investors as well -- we believe that the company is significantly undervalued when compared to Healtheon
(HLTH) and CyBear (CYBR). This valuation gap will theoretically narrow as the company expands its capital resources and bolsters its management ranks."

To that end, Medix has begun a search to buttress the Cymedix management team in anticipation of the demands that accelerated expansion will place on it's existing structure. John Yeros, Medix's CEO and Chairman of the Board, states:
"With the impending implementation of our Wellpoint agreement, the Board of Directors and I recognize that Cymedix is transitioning from a technology driven development phase to becoming a commercial entity. The right management team will be the catalyst that converts exciting technology into shareholder value. We are gratified that Keith Berman, former President of Cymedix, will continue to contribute to our success as a technical and strategic consultant."

Medix has engaged the services of Creative Management Strategies (CMS), a New York based health care executive search firm, to recruit health care executives to help guide Cymedix through its expected period of rapid expansion." CMS recognizes the tremendous opportunity that exists in the Cymedix technology platform," states John R. Prufeta, President and CEO of CMS. "We are extremely confident that Cymedix will attract a President and CEO with demonstrated experience in taking a high potential organization through rapid expansion to profitability."

*** "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The Statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections and/or future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's Form 10K-SB for 1997 and Form 10-QSB for its second quarter of 1998 that were filed with the Securities and Exchange Commission on March 30, 1998 and November 9, 1998. Such information is available from the SEC or from the Company.